Exhibit 99.1

WVT COMMUNICATIONS	SHAREHOLDER NEWSLETTER February 24, 2005

Dear Shareholder:

Welcome to our mid-winter 2005 newsletter. We would like to share more news and updates with you about WVT.

First Quarter Dividend

At the February 17, 2005 Board meeting, the Board of Directors approved a $0.20 quarterly common dividend payable March 31, 2005 to shareholders of record March 18, 2005.

Election of a Director

The Board of Directors is pleased to announce that Mr. Joseph J. Morrow was elected to the Board of Directors of Warwick Valley Telephone Company on Friday December 3, 2004 until the next Annual Meeting of Shareholders. Mr. Morrow fills the seat vacated by Mr. M. Lynn Pike. Mr. Morrow, 65, is the founder and President of Morrow and Co., Inc., which is one of the largest proxy solicitation, corporate governance and strategic consulting firms in the world with offices in New York, Dallas, Chicago, San Francisco and London. Morrow and Co., Inc. currently represents in excess of 700 publicly traded companies here and abroad. Mr. Morrow started his career with KPMG Peat Marwick upon graduating from college and has been in the proxy solicitation business ever since. He also serves as Non-Executive Chairman of North American Galvanizing and Coatings, Inc., an American Stock Exchange company.

New Chief Financial Officer

The Board of Directors is also pleased to welcome Michael A. Cutler, your new Vice President, Chief Financial Officer and Treasurer. Prior to joining WVT on January 24, 2005, Mr. Cutler, 56, served from October 2003 to January 2005 as Director of Finance of Gibraltar Industries Corporation — Hubbell Division. Prior to that, he spent over twenty years in telecommunications holding senior financial positions primarily with SBC/Ameritech, a national telecommunications company providing voice, video and data services to both business and residential customers. In addition to being a CPA, Mr. Cutler holds an MBA, Finance & Accounting from Roosevelt University and a BA in Philosophy from Northwestern University.

2005 Strategic Overview

WVT’s 2005 strategic direction is easily defined. We aim to increase future net operating income by:

➢	Focusing on profitable new businesses and strengthening certain existing services. Several (but not all) of the services that we are concentrating on in 2005 include:

✓	The roll-out of WVT eTalk in early second quarter 2005. WVT eTalk is a low-cost and feature-rich local, domestic and international calling service for residential, business and wholesale market segments. By using Voice over Internet Protocol (VoIP), WVT eTalk marries the PC and the telephone to deliver advanced capabilities that increase the convenience and the control customers have over their communication services. This will give us a “Quadruple Play” offering landline dial-tone and long distance; internet dial-tone and long distance; DSL (high-speed bandwidth); and our full video service. The Quadruple Play is a service advantage our competition does not offer.

✓	The continued build-out of our Video Service. This year WVT will be installing new ADSL 2 Plus technology in its existing nodes. This will enable us to double the reach of our signal from 4,100 feet to 8,000 feet without having to install new nodes. We are also ready to add video-on-demand and high definition TV to our service offering as soon as our equipment vendor introduces these features later this year. Finally, we expect to introduce local programming and ad-insertion services.

✓	The promotion of Video Services through the Empire State Independent Network, LLC which does business as the Independent Optical Network or ION. ION is a consortium of thirteen telephone companies, including WVT. ION is building a telecommunications broadband network that will reach into rural New York State. The network will connect the citizens of approximately fifty-four cities and their surrounding communities. Demand for this statewide network is driven by the need for high-speed Internet access and applications such as web hosting, enhanced data services (ATM, frame relay, etc.), and distributed networks. In addition to providing enhanced broadband services to our customers needing to connect distant locations, WVT intends to offer WVT video head-end services and VoIP wholesale services to other independent telephone companies in New York State over this network.

➢	Strengthening our corporate infrastructure (realigning staff and adding needed resources) to further expand the foundation for our future growth by enhancing internal controls and upgrading our financial and other support systems.

➢	Maintaining tight control of our expenses, with an emphasis on limiting audit and legal fees as well as costs related to Sarbanes Oxley compliance.

We will continue to communicate updates to our shareholders and, as always, we welcome your feedback and questions. Please feel free to contact Jennifer Abelson at Jennifer@abelsongroup.com or 631-462-0003.

Very truly yours,

/s/Herbert Gareiss, Jr.

Herbert Gareiss, Jr.
President and CEO